Exhibit 99.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

Financial Statements as of December 31, 2016 and 2015 and for the Year Ended December 31, 2016, Supplemental Schedule as of December 31, 2016 and Report of Independent Registered Public Accounting Firm

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS
Page

Report of Independent Registered Public Accounting Firm

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2016 and 2015	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2016	2

Notes to Financial Statements as of December 31, 2016 and 2015	3

SUPPLEMENTAL SCHEDULE:

Schedule of Assets (Held at End of Year) as of December 31, 2016	13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Human Resources Committee of                                     the Schweitzer-Mauduit International, Inc. Retirement Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the Plan) as of December 31, 2016 and 2015, and the related statement of changes in net assets available for benefits for the year ended December 31, 2016. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the year ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.
The supplemental schedule of assets (held at end of year) as of December 31, 2016, referred to as “supplemental information,” has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moore, Colson & Company, P.C.

Marietta, Georgia
June 28, 2017

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF
DECEMBER 31, 2016 AND 2015

	2016	2015
Assets:

Investments, at fair value	$54,002,971	$93,926,410

Receivables:
Participant contributions	7,089
Employer contributions	4,229	—
Due from trustee	41,077,151	—
Assets in-transit from merged plan	7,635,085	—
Notes receivable from participants	1,000,660	722,889

Total receivables	49,724,214	722,889

Total assets	103,727,185	94,649,299

Liabilities:

Excess contributions payable	76,776	—

Net assets available for benefits	$103,650,409	$94,649,299

See accompanying notes to financial statements

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2016

ADDITIONS

Investment income:
Net appreciation in fair value of investments	$6,239,624
Dividend income	1,357,989
Interest income	3,760
Total investment income		7,601,373

Contributions:
Participants	3,842,514
Employer	2,019,209
Rollovers from other plans	17,256

Total contributions		5,878,979

Transfers from previously allocated insurance contracts		420,949
Interest from notes receivable from participants		27,250

Total additions		13,928,551

DEDUCTIONS

Administrative fees		(97,807)
Distributions to participants		(12,659,618)

Total deductions		(12,757,425)

Assets transferred from merged plan		7,829,984

Net increase in net assets available for benefits		9,001,110

Net assets available for benefits
-Beginning of year		94,649,299

-End of year		$103,650,409

See accompanying notes to financial statements

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General - The Plan is a defined contribution plan. Hourly U.S. employees of Schweitzer-Mauduit International, Inc. (the “Company” or “SMI”), represented by collective bargaining agreements (“CBA”) are eligible to participate in accordance with their CBA. The majority of SMI’s employees are eligible to participate following one month of continuous service. The Board of Directors of the Company or its delegate may change the eligibility and other provisions of the Plan from time to time.

Effective January 1, 2015, the Plan elected a Safe Harbor plan design, as permitted by the Internal Revenue Service (“IRS”), which exempts the Plan from certain compliance issues, primarily associated with non-discrimination testing.

In October 2015, the Company acquired Argotec, LLC (“Argtoec”). Effective January 1, 2017, Argotec employees joined the Schweitzer-Mauduit International, Inc. Retirement Savings Plan. Employer matching contributions made prior to January 1, 2017 to the accounts of the participants who were actively employed as of January 1, 2017 became 100% vested. On December 30, 2016, the transfer of assets totaling $7,829,984 from Argotec to the Schweitzer-Mauduit International, Inc. Retirement Savings Plan was initiated. These transfers are included in assets transferred from merged plan on the statement of changes in net assets available for benefits. The Argotec loan balance of $194,899 transferred prior to December 31, 2016 and is included in notes receivable from participants on the statement of net assets. The remainder of the transfer totaling $7,635,085 is included in assets in-transit from merged plan on the statements of net assets as the transfer was not completed until January 3, 2017.

Contributions and Vesting - An eligible hourly, weekly or salaried employee may elect to participate in the Plan and have the Company make "401(k) contributions" (that is, contributions that are deducted from compensation paid by the employer before federal income taxes are withheld) on the participant's behalf. Such contributions may be any whole percentage of 1% or more of the participant's hourly wages or salary rate. A participant may also make unrestricted after-tax contributions in whole percentages of 1% to 10% of their hourly wages or salary rate as long as the total of 401(k) and unrestricted after-tax contributions do not exceed annual contribution limits established by the IRS. Participants are immediately vested in their contributions plus actual earnings thereon. Participants who are at least age 50 as of the end of the plan year may make "catch up" contributions in accordance with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”).

The employer matching contribution at all locations is 100% of the first 3% of matched contributions, 50% of the next 4-8% matched contributions, and 25% of the final 2% of matched contributions. Union hourly employees receive matching contributions equal to 25% of employee "catch up" contributions. Prior to January 1, 2015, a participant was cliff-vested in employer matching contributions after completion of three years of service or attainment of age 55. Effective January 1, 2015, participants are immediately vested in safe harbor matching contributions plus earnings thereof.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

1.	PLAN DESCRIPTION AND FUNDING POLICY (Continued)

The Plan will only accept a Direct Rollover of an Eligible Rollover Distribution from a qualified plan described in section 401(a) or 403(b) of the Internal Revenue Code (the “Code”), excluding after-tax employee contributions and Participant Rollover Contributions of Eligible Rollover Distributions from a qualified plan described in Section 401(a) or 403(b) of the Code. The Plan will not accept rollovers from individual retirement accounts.

Investments of the Plan are participant directed. Employees are eligible to transfer accumulated employee or employer contributions daily. Employer matching contributions paid during the year ended December 31, 2016 were $2,019,209.

Participant Accounts - Contributions allocated to a specific fund are co-mingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, Wells Fargo Bank N.A. (the “Trustee”) is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. A separate account is maintained on behalf of each participant for each fund. Net appreciation or depreciation in fair value of investments, dividends, interest and expenses are allocated to participants based on their proportionate share of the funds.

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2. The participant will be required to suspend subsequent contributions to the Plan for 6 months following any hardship withdrawal from the participant's 401(k) account.

Payment of Benefits and Forfeitures - Upon termination of a participant's employment, the value of the participant's accounts, including the value of all employer matching contributions, is distributable. The Plan converted to Safe Harbor status January 1, 2015. The balance in the forfeiture account as of January 1, 2015 will be used to reduce plan administrative overhead until liquidated. Total forfeitures available to reduce administrative expenses at December 31, 2016 and 2015 totaled $40,534 and $78,099, respectively. For the year ended December 31, 2016, administrative expenses were reduced by $40,448 from forfeited nonvested accounts.

Due From Trustee - Effective January 3, 2017, the Plan changed Trustees. On December 30, 2016, in anticipation of the transfer, certain funds were liquidated in to a holding account. These amounts are included in due from trustee on the statements of net assets available for benefits and were received on January 3, 2017.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

1.	PLAN DESCRIPTION AND FUNDING POLICY (Continued)

Notes Receivable from Participants - Participants may borrow up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the vested balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined by the Plan administrator. Loans are repayable over periods up to five years with the exception of loans used to purchase a primary residence of the participant. Loans are repayable immediately upon death, disability, or termination of employment. Loan transactions are treated as a transfer to (from) the investment funds and from (to) the participant loan fund.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's Schweitzer-Mauduit International, Inc. Common Stock Fund ("SMI Stock Fund") accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts should be tendered in response to offers therefore.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

Funds under the Plan's investment contract with the Northwestern Mutual Life Insurance Company (“Northwestern”) have been allocated and applied to purchase annuities and are excluded from the Plan's assets. As annuity contracts are liquidated by a participant, the proceeds are transferred into the Plan. There was $420,949 related to annuity contracts transferred into the Plan in 2016.

Investment Valuation and Income Recognition - All investments were held by the Trustee as of December 31, 2016 and 2015 and are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Expenses - Brokerage fees, other direct costs of investments and taxes (including interest and penalties), if any, are paid by the Trustee from Plan assets. Other fees and expenses are paid by the Company.

Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred. As of December 31, 2016 and 2015, no allowance for credit losses has been recorded. If a participant does not make loan repayments and the Plan administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

New Accounting Pronouncements - In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962) and Health and Welfare Benefit Plans (Topic 965). Part II of the ASU simplifies certain disclosure requirements for plan investments. Parts I and III of the ASU are not applicable to the Plan. The ASU is effective for fiscal years beginning after December 15, 2015. The amendments must be applied retrospectively to all periods presented. The Company adopted Part II of this ASU on January 1, 2016. Accordingly, the amendment was retrospectively applied resulting in certain disclosures no longer being required under the new standard.

In May 2015, the FASB issued ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent. This ASU removes the requirement to categorize within the fair value hierarchy investments for which fair value is measured using the net asset value (“NAV”) per share practical expedient. The ASU is effective for fiscal years beginning after December 31, 2015. The amendments must be applied retrospectively to all periods present. The Company retrospectively adopted this ASU on January 1, 2016. As a result of the adoption, common collective trust funds valued using the NAV as the practical expedient are no longer categorized in the fair value hierarchy table in Note 3.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

3.	FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability;
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2016 and 2015.

SMI Stock fund: The SMI Stock Fund is a unitized fund which includes SMI common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the SMI Stock Fund plus the amount of cash. As of December 31, 2016 and 2015, the amount of cash totaled $966,965 and $855,869, respectively. Each unit represents the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (“NYSE”). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Registered investment companies: Valued at the daily closing price as reported by the Fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

3.	FAIR VALUE MEASUREMENTS (Continued)

Common collective trust funds: Valued at the NAV of units of a bank collective trust. The NAV, as provided by the trustee, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

Stable return fund: Valued at NAV, inclusive of the adjustment to contract value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily.The use of NAV is deemed appropriate as the CCT does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

Stable value fund: Valued at the NAV of units of the collective investment fund. The NAV is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. The Fund requires 12 months advance written notice from the Plan to initiate a full redemption of the collective investment fund.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

3.	FAIR VALUE MEASUREMENTS (Continued)

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2016 and December 31, 2015:

	Assets at Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	Total

SMI Stock fund	$—	17,261,697	$—	$17,261,697
Registered investment companies	22,463,090	—	—	22,463,090
Total assets in the fair value hierarchy	22,463,090	17,261,697	—	39,724,787
Investments measured at net asset value				14,278,184
Investments at fair value				$54,002,971

	Assets at Fair Value as of December 31, 2015
	Level 1	Level 2	Level 3	Total

SMI Stock fund	$—	16,919,503	$—	$16,919,503
Registered investment companies	50,573,236	—	—	50,573,236
Total assets in the fair value hierarchy	50,573,236	16,919,503	—	67,492,739
Investments measured at net asset value				26,433,671
Investments at fair value				$93,926,410

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

3.	FAIR VALUE MEASUREMENTS (Continued)

Fair Value of Investments in Entities that Use Net Asset Value

The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2016 and 2015, respectively.

December 31, 2016	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Return Fund	$14,278,184	N/A	Daily	N/A

December 31, 2015	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Common Collective Trust Funds:
BlackRock Russell 2000 Index Fund N	$924,391	N/A	Daily	N/A
BlackRock S&P Midcap Index Fund	$1,079,671	N/A	Daily	N/A
BlackRock S&P 500 Index Fund	$9,113,859	N/A	Daily	N/A
Stable Return Fund	$14,534,791	N/A	Daily	N/A
Stable Value Fund	$780,959	N/A	Daily	12 months

BlackRock Russell 2000 Index Fund

The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Russell 2000® Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

BlackRock S&P Midcap Index Fund

The Fund seeks to approximate as close as practicable the total return, before deduction of fees and expenses, of the Standard & Poor's 400 MidCap Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

BlackRock S&P 500 Index Fund

The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Standard & Poor's 500 Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

3.	FAIR VALUE MEASUREMENTS (Continued)

Stable Return Fund

The Fund seeks to provide investors with a moderate level of stable income without principal volatility. The stable return fund invests all assets in Wells Fargo Stable Return Fund G, a collective trust fund sponsored by Wells Fargo Bank, N.A. The Wells Fargo Stable Fund G invests in investment contracts and security-backed contracts. An investment contract is a contract issued by a financial institution to provide a stated rate of return to the buyer of the contract for a specified period of time. A security-backed contract has similar characteristics as a traditional investment contract and is comprised of two parts: the first part is a fixed-income security or portfolio of fixed-income securities; the second part is a contract value guarantee (wrapper) provided by a third party. Wrappers provide contract value payments for certain participant-initiated withdrawals and transfers, a floor crediting rate, and return of fully accrued contract value at maturity.

Stable Value Fund

The Fund seeks to provide investors stable principal and high current income, and invests in fully-benefit responsive investment contracts (“GICs”), separate account guaranteed investment contracts (“SGICs”), synthetic guaranteed investment contracts (“SICs”), money market mutual funds and other stable value products.

4. PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2016 and 2015, the Plan’s SMI Stock Fund held shares of the Company's common stock.

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held.

5. PRIORITIES UPON TERMINATION OF THE PLAN

The Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, all participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015

6. TAX STATUS

The IRS has determined and informed the Company by a letter dated January 21, 2016, that the Plan and related trust are designed in accordance with applicable sections of the Code. Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code and therefore believe that the Plan is qualified and the related trust is tax exempt. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2016, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

7. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2016
Plan No. 002
EIN No. 62-1612879

	Identity of Issuer	Description of Investment Including Maturity Date, Rate of
	Borrower, Lessor, or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

*	Schweitzer-Mauduit International, Inc.	Schweitzer-Mauduit International, Inc. Common Stock Fund	301,583	(A)	$17,261,697

		Shares of Registered Investment Companies:
	T. Rowe Price	T. Rowe Price Growth Advantage Fund	94,987	(A)	5,058,039
	PIMCO	PIMCO Government Money Market Admin Fund	264,978	(A)	264,978
	Hartford	Hartford International Opportunity	11,951	(A)	178,911
	Met West	Met West Total Return Bond Fund	390,723	(A)	4,114,315
	Delaware Investments	Delaware Value Fund	149,924	(A)	2,950,508
	Eagle Funds	Eagle Small Cap Growth Fund	42,559	(A)	2,327,973
	Prudential Investments	Prudential Jennison Mid Cap Growth Fund	22,793	(A)	808,688
*	Wells Fargo Bank, N.A.	Special Mid Cap Value Fund	187,717	(A)	6,759,678
		Total Shares of Registered Investment Companies			22,463,090

*	Wells Fargo Bank, N.A.	Stable Return Fund	267,919	(A)	14,278,184

*	Notes receivable from participants	Interest rate: 3.25%-4.25%; Mature: January 2017 - December 2021	n/a	(A)	1,000,660

	Total Investments			(B)	$55,003,631
* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.
(B) Cash held in a trust account in the amount of $41,077,151 is excluded from this total as it is included in due from trustee on the Statements of Net Assets Available for Benefits as of December 31, 2016.

See Report of Independent Registered Public Accounting Firm